Exhibit 10.20

Summary of material terms of a December 17, 2012 bank loan to Enertec Electronics Ltd.**

The Loan and the Repayment Term: On December 17, 2012, Micronet Enertec Technologies, Inc. (f/k/a/ Lapis Technologies, Inc.) (the "Company"), through its wholly-owned Israeli incorporated subsidiary Enertec Electronics Ltd. ("Enertec"), entered into certain loan and related agreements ("Loan Documents") with Bank Mizrahi Tephahot Ltd, an Israeli bank (the "Bank"), pursuant to which Enertec obtained a loan for 14,000,000 NIS (approximately $3,685,000 US) (the "Bank Loan"). The Bank Loan provides for a 9,000,000 NIS (approximately $2.37 Million US) long term loan that is to be repaid within five years (the "Long Term Loan"), and a 5,000,000 NIS (approximately $1.315 Million US) short term credit line (the "Credit line").

Interest Rate:

The Long Term Loan bears annual interest at a rate of 2.75% plus prime per annum.

The Credit Line bears an initial interest rate of 2% plus prime per annum.

In Israel, the prime lending rate is the average rate of interest charged on loans by commercial banks to private individuals and companies.

Both of these interest rates are adjustable in accordance with the terms of the loan documents.

Covenants: Enertec has covenanted under the Bank Loan that as long as the Bank Loan is not repaid in full:

(i) Micronet’s equity (as defined in the Micronet financials) will not be lower than 25,000,000 NIS (approximately $6,500,000);

(ii) Micronet’s cash level will not be lower than 5,000,000 NIS (approximately $1,300,000)

(iii) Micronet will maintain a financial debt to EBITDA ratio not to exceed 2:1

(iv) Enertec, as a shareholder, shall act subject to applicable law, to cause the distribution of dividend by Micronet at a level of 50% of the yearly net profit of Micronet but all subject to and without derogating from the from the authority granted to and obligations imposed on the board of directors of Micronet.

(v) The termination of business by one of the tree largest customers of Micronet shall constitute a cause for the Bank to demand repayment of the Loan.

(vi) Not to repay any loans or funds, granted and invested (or to be granted and invested) in Enertec by its affiliates, without the Bank’s prior written consent.

As of the date hereof Enertec Electronics Enertec and Micronet have met all of their bank covenants. The covenants shall be reviewed based on the audited annual financials and unaudited quarterly financials of Micronet. The covenants shall be based on existing accounting rules and regulations as applied in Enertec Electronics last financials. In the event of changes occurred in the accounting rules and regulations the covenants shall be adjusted to reflect the original economic purpose based on which the covenants were determined.

Main security for the Loan: The Bank Loan is mainly secured by a pledge of Micronet Ltd. In addition, Also, Enertec Systems 2001 Ltd has guaranteed the Bank Loan and assumed the aforementioned covenants (under a guarantee and covenant agreement) with the following adjustments:

(i)   Enertec Systems 2001 ltd equity (as defined in its financials) will not be lower than 18,000,000 NIS and will not constitute less than 30% of the balance sheet;

(ii)  There will be no change in Enertec Systems 2001 Ltd. controlling shareholders

(iii) Enertec Systems 2001 Ltd. will maintain customers' debt to short term loan at a minimum ratio of 140%.

Other Ancillary documents As part of the Loan documents the following documents were signed:- Enertec Electronics has executed (i) a deed of pledge for the pledge and lien (fixed charge) of its rights in connection with management fee and/or loans and/or dividends due or which may due from Enertec Systems 2001 ltd; (ii) a letter of ledge and lien pledging rights and monies deposited by Enertec Electronics in the Bank (iii) a letter of set off rights gramted to the Bank in an amount up to 3 million NIS.

Fee: Enertec incurred a one-time fee of approx 70,000 NIS (approximately $17,000 US) in connection with closing on the Bank Loan.